Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS STRONG 2024
FOURTH QUARTER AND FULL-YEAR RESULTS

•Full-year 2024 reported and adjusted* EPS were $9.71 and $10.65, compared with $9.60 and $9.42 in the full year 2023, respectively
•Full-year 2024 cash from operations was $1,436 million, which benefited from approximately $400 million favorable change in working capital balances as corn costs decreased
•In 2024, the Company returned $426 million to shareholders, including $216 million of share repurchases
•The Company expects its full-year 2025 outlook for reported and adjusted EPS to be in the range of $10.75 to $11.55.

WESTCHESTER, Ill., February 4, 2025 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its fourth quarter 2024 and full-year 2024 results.
“We delivered record Q4 financial results driven by continued strong sales volume growth in Texture and Healthful Solutions and exceptional results in our Food and Industrial Ingredients (“F&II”) US/CAN and LATAM segments,” said Jim Zallie, president and CEO of Ingredion. “Our 2024 reorganization and new segment structure positioned our teams well toward targeted market and customer opportunities establishing a solid foundation for future growth.”
“The creation of a global Texture & Healthful Solutions segment has strengthened collaboration with customers in support of their pursuit of innovative volume growth. The T&HS business delivered double digit sales volume growth in the fourth quarter amid a backdrop of continued food inflation and changing consumer buying behavior. Additionally, we are investing more than $100 million into our flagship Indianapolis facility to improve reliability and operating efficiency.”
“Our F&II US/CAN business benefited from the renewal of multi-year customer contracts that enabled us to recapture inflationary impacts and recover margins, resulting in significant operating income growth in the fourth quarter. For F&II LATAM, the Mexico and Andean businesses delivered strong results despite softer sweetener demand. The strength and agility of our business model in the region enabled us to manage pricing in the face of changing corn costs and currency fluctuations.”
“Our high level of performance in 2024 provides momentum heading into 2025. In addition to strong volume growth in Texture & Healthful Solutions and operational excellence across our entire business, we exceeded our first year Cost2Compete run rate savings target. We anticipate the further strengthening of customer collaborations to drive growth and the benefits of the second year of Cost2Compete initiatives to position us well to navigate the business environment in
*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS – Page 2
2025. We will continue to allocate capital that prioritizes organic investment to drive future profit growth while returning capital through dividends and share repurchases to deliver shareholder value,” Zallie concluded.

Diluted Earnings Per Share (EPS)

	4Q23	4Q24	2023	2024
Reported Diluted EPS	$1.97	$1.43	$9.60	$9.71
Impairment charges	—	1.20	0.10	1.63
Restructuring and resegmentation costs	0.02	0.06	0.02	0.20
Net gain on sale of business	—	—	—	(1.29)
Tax items and other matters	(0.02)	(0.06)	(0.30)	0.40
Adjusted Diluted EPS**	$1.97	$2.63	$9.42	$10.65
Factors affecting changes in Reported and Adjusted EPS

	4Q24	2024
Total items affecting EPS**	0.66	1.23
Total operating items	0.52	0.52
Margin	0.67	1.09
Volume	(0.03)	(0.47)
Foreign exchange	(0.02)	—
Other income	(0.10)	(0.10)
Total non-operating items	0.14	0.71
Other non-operating income	0.01	0.02
Financing costs	0.19	0.85
Tax rate	(0.06)	(0.24)
Shares outstanding	—	0.06
Non-controlling interests	—	0.02
** Totals may not sum due to rounding

Other Financial Items
•At December 31, 2024, total debt and cash including short-term investments were $1.8 billion and $1.0 billion, respectively, versus $2.2 billion and $409 million at December 31, 2023.
•Cash from operations was $1,436 million, up from $1,057 million in 2023, reflecting changes in working capital.
•Reported net financing costs for the fourth quarter were $9 million versus $26 million for the year-ago period.
•Reported and adjusted effective tax rates for the quarter were 36.2% and 25.2%, respectively, compared to 24.4% and 24.9% for the year-ago period. The increase in the reported effective tax rate was primarily driven by the change in value of the Mexican peso against the U.S. dollar and the recapture of prior year U.S. tax benefits.
•Net capital expenditures were $295 million, down $19 million from the prior year.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price/ Mix	2024	Change	Change excl. FX
Fourth Quarter	1,921	(33)	77	(73)	(92)	1,800	(6%)	(5%)
Full Year	8,160	(52)	227	(283)	(622)	7,430	(9%)	(8%)
*Represents loss of volume due to the sale of our South Korea business completed on February 1, 2024
Reported Operating Income

$ in millions	2023	FX Impact	Business Drivers	Restructuring / Impairment	Other	2024	Change	Change excl. FX
Fourth Quarter	202	(2)	47	(88)	3	162	(20%)	(19%)
Full Year	957	—	47	(116)	(5)	883	(8%)	(8%)
Adjusted Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Fourth Quarter	203	(2)	47	248	22%	23%
Full Year	969	—	47	1,016	5%	5%
Net Sales
•Fourth quarter and full-year net sales were down 6% and 9%, respectively, from the year-ago period. The decreases were driven by price mix including the pass through of lower corn costs, lost net sales from the sale of our South Korea business and foreign exchange impacts, partially offset by T&HS favorable volumes. Excluding foreign exchange impacts, fourth quarter and full-year net sales were down 5% and 8%, respectively, from the year-ago period and prior year.
Operating Income
•Fourth quarter reported and adjusted operating income were $162 million and $248 million, respectively, a decrease of 20% and an increase of 22% versus the year-ago period. The difference in reported versus adjusted operating income was primarily attributable to impairment charges for the cessation of operations at our Vanscoy, Canada, and Alcantara, Brazil manufacturing facilities. Excluding the impairment charges, the increase in the fourth quarter operating income was driven by favorable input costs, partially offset by unfavorable price mix. Excluding foreign exchange impacts, reported and adjusted operating income were down 19% and up 23%, respectively, from the same period last year.
•Full-year reported and adjusted operating income were $883 million and $1,016 million, respectively, a decrease of 8% and an increase of 5% versus the prior year. The difference in reported versus adjusted operating income was primarily attributable to impairment charges for the cessation of operations at our Vanscoy, Canada, Goole, UK, and Alcantara, Brazil manufacturing facilities. The increase in adjusted operating income was attributable to favorable raw material and input costs, partially offset by unfavorable price mix and lost sales volume from the sale of our South Korea business.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS – Page 4
Texture & Healthful Solutions
Net Sales

$ in millions	2023	FX Impact	Volume	Price/ Mix	2024	Change	Change excl. FX
Fourth Quarter	578	3	60	(60)	581	1%	0%
Full Year	2,460	(8)	174	(260)	2,366	(4%)	(3%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Fourth Quarter	76	1	17	94	24%	22%
Full Year	394	(1)	(43)	350	(11%)	(11%)
•Fourth quarter operating income for Texture & Healthful Solutions was $94 million, an increase of $18 million from the year-ago period, and full-year operating income was $350 million, a decrease of $44 million from the prior year. The increase for the quarter was driven by favorable input costs and improved volumes, partially offset by price mix. The decrease for the full year was driven by unfavorable price mix and the carry-forward of higher cost inventory, partially offset by favorable raw materials and input costs, as well as improved volumes. Excluding foreign exchange impacts, segment operating income was up 22% and down 11% for the fourth quarter and full year, respectively.
Food & Industrial Ingredients - LATAM
Net Sales

$ in millions	2023	FX Impact	Volume	Price/ Mix	2024	Change	Change excl. FX
Fourth Quarter	642	(31)	(26)	(1)	584	(9%)	(4%)
Full Year	2,633	(25)	(8)	(150)	2,450	(7%)	(6%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Fourth Quarter	125	(4)	—	121	(3%)	0%
Full Year	452	1	30	483	7%	7%
•Fourth quarter operating income for Food & Industrial Ingredients - LATAM was $121 million, a decrease of $4 million from the year-ago period, and full-year operating income was $483 million, an increase of $31 million from the prior year. The decrease in fourth quarter operating income was driven by unfavorable input costs, largely offset by favorable raw material costs. Additionally, the decrease in the fourth quarter included lower Argentina joint venture results from the prior year foreign exchange impact. For the full year, the increase in operating income was driven primarily by lower input costs in Mexico and Brazil. Excluding foreign exchange impacts, segment operating income was flat and up 7%, for the fourth quarter and full year, respectively.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS – Page 5
Food & Industrial Ingredients - U.S./Canada
Net Sales

$ in millions	2023	FX Impact	Volume	Price/ Mix	2024	Change	Change excl. FX
Fourth Quarter	524	(2)	5	(16)	511	(2%)	(2%)
Full Year	2,335	(6)	(4)	(170)	2,155	(8%)	(7%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Fourth Quarter	47	—	35	82	74%	74%
Full Year	298	(1)	76	373	25%	26%
•Fourth quarter operating income for Food & Industrial Ingredient - US/CAN was $82 million, up $35 million from the year-ago period, and full-year operating income was $373 million, an increase of $75 million from the prior year. The increases in both periods benefited from favorable catch-up pricing in multi-year contracts. Additionally, the increases were driven by lower raw material costs, partially offset by price mix attributable to pass through of lower corn costs. Excluding foreign exchange impacts, segment operating income was up 74% and 26% for the fourth quarter and full year, respectively.
All Other**
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price/ Mix	2024	Change	Change excl. FX
Fourth Quarter	177	(3)	38	(73)	(15)	124	(30%)	(28%)
Full Year	732	(13)	65	(283)	(42)	459	(37%)	(36%)
*Represents loss of volume due to the sale of our South Korea business
Segment Operating Income (Loss)

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Fourth Quarter	4	1	(9)	(4)	NM	NM
Full Year	(2)	1	(21)	(22)	NM	NM
•Fourth quarter operating income for All Other was ($4) million, down $8 million from the year-ago period, and full-year operating income was ($22) million, a decrease of $20 million from the prior year. The decreases in the quarter and full year were primarily driven by the sale of our South Korea business which had contributed approximately $8 million and $30 million to the results for the year-ago period and full year, respectively.
** All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS – Page 6
Dividends and Share Repurchases
For full-year 2024, the Company paid $210 million in dividends to shareholders, and in the fourth quarter declared a quarterly dividend of $0.80 per share that was paid in the first quarter of 2025. During 2024, the Company repurchased 1.65 million outstanding shares of common stock at a net cost of $216 million. To support total shareholder return, the Company is dedicated to continuing to return value to shareholders through cash dividends and share repurchases.
2025 Full-Year Outlook
The Company expects its full-year 2025 reported and adjusted EPS to each be in the range of $10.75 to $11.55. This guidance does not consider extraordinary changes in current tax rates, tariffs or trade, or food regulations. This expectation excludes any acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company expects full-year 2025 net sales to be up low single-digits, reflecting greater volume demand, partially offset by price mix and foreign exchange impacts. Reported and adjusted operating income are expected to be up mid-single-digits for full year 2025.
The 2025 full-year outlook assumes the following: Texture and Healthful Solutions operating income is expected to be up mid-single-digits to high single-digits, driven by sales volume growth; Food & Industrial Ingredients LATAM operating income is expected to be up mid-single-digits; Food & Industrial Ingredients US/CAN operating income is expected to be flat to down low single-digits; and All Other operating income is anticipated to approach breakeven profitability.
Corporate costs for full-year 2025 are expected to be up mid-single-digits to high single-digits.
For full-year 2025, the Company expects both a reported and adjusted effective tax rate of 26.0% to 27.5%.
Cash from operations for full-year 2025 is expected to be in the range of $800 million to $950 million, which reflects a reversion to investing in working capital balances as net sales are expected to grow. Capital expenditures for the full year are expected to be approximately $400 to $450 million.
For the first quarter of 2025, the Company expects net sales to be down low single-digits compared to the same quarter last year, with operating income expected to be up high single-digits.
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, February 4, 2025, at 8 a.m. CT/9 a.m. ET, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real-time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in nearly 120 countries. With 2024 annual net sales of approximately $7.4 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS – Page 7
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding the Company’s expectations for full-year 2025 reported and adjusted EPS, net sales, reported and adjusted operating income, segment and All Other operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, working capital, and capital expenditures, the Company’s expectations for 2025 first quarter net sales and reported and adjusted operating income, and any other statements regarding the Company’s prospects and its future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including effects of the conflict between Russia and Ukraine, including the impacts on the availability and prices of raw materials and energy supplies and volatility in foreign exchange and interest rates; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; price fluctuations, supply chain disruptions, and shortages affecting inputs to our production processes and delivery channels, including raw materials, energy costs and availability and freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS – Page 8
market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Change %	Twelve Months Ended December 31,		Change %
	2024	2023		2024	2023
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net sales	$1,800	$1,921	(6%)	$7,430	$8,160	(9%)
Cost of sales	1,351	1,521		5,639	6,411
Gross profit	449	400	12%	1,791	1,749	2%
Operating expenses	204	211	(3%)	782	789	(1%)
Other operating (income), net	(6)	(14)		(1)	(8)
Restructuring/impairment charges	89	1		127	11
Operating income	162	202	(20%)	883	957	(8%)
Financing costs	9	26		39	114
Net gain on sale of business	—	—		(90)	—
Other non-operating expense	1	—		3	4
Income before income taxes	152	176	(14%)	931	839	11%
Provision for income taxes	55	43		277	188
Net income	97	133	(27%)	654	651	—%
Less: Net income attributable to non-controlling interests	2	2		7	8
Net income attributable to Ingredion	$95	$131	(27%)	$647	$643	1%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	65.2	65.4		65.5	66.0
Diluted	66.5	66.4		66.6	67.0

Earnings per common share of Ingredion:
Basic	$1.46	$2.00	(27%)	$9.88	$9.74	1%
Diluted	$1.43	$1.97	(27%)	$9.71	$9.60	1%

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	As of December 31,
	2024	2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$997	$401
Short-term investments	11	8
Accounts receivable, net	1,093	1,279
Inventories	1,187	1,450
Prepaid expenses and assets held for sale	67	261
Total current assets	3,355	3,399
Property, plant and equipment, net	2,264	2,370
Intangible assets, net	1,264	1,303
Other non-current assets	561	570
Total assets	$7,444	$7,642

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$44	$448
Accounts payable, accrued liabilities and liabilities held for sale	1,237	1,324
Total current liabilities	1,281	1,772
Long-term debt	1,787	1,740
Other non-current liabilities	486	480
Total liabilities	3,554	3,992

Share-based payments subject to redemption	60	55
Redeemable non-controlling interests	7	43

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 issued at December 31, 2024 and 2023	1	1
Additional paid-in capital	1,152	1,146
Less: Treasury stock (common stock: 13.3 and 12.6 shares at December 31, 2024 and 2023) at cost	(1,355)	(1,207)
Accumulated other comprehensive loss	(1,086)	(1,056)
Retained earnings	5,092	4,654
Total Ingredion stockholders’ equity	3,804	3,538
Non-redeemable non-controlling interests	19	14
Total stockholders’ equity	3,823	3,552
Total liabilities and stockholders’ equity	$7,444	$7,642

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(dollars in millions)

	Year Ended December 31,
	2024	2023
Cash from operating activities:	(unaudited)
Net income	$654	$651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	214	219
Mechanical stores expense	62	62
Net gain on sale of business	(90)	—
Deferred income taxes	(15)	(6)
Impairment charges	109	10
Margin accounts	21	10
Changes in other trade working capital	396	67
Other	85	44
Cash provided by operating activities	1,436	1,057
Cash from investing activities:
Capital expenditures and mechanical stores purchases	(301)	(316)
Proceeds from disposal of manufacturing facilities and properties	6	2
Proceeds from sale of business	255	—
Other	(7)	(15)
Cash used for investing activities	(47)	(329)
Cash from financing activities:
Proceeds from borrowings, net	(17)	(229)
Commercial paper borrowings, net	(328)	(63)
Repurchases of common stock, net	(216)	(101)
Issuances of common stock for share-based compensation, net	46	20
Purchases of non-controlling interests	(40)	(2)
Dividends paid, including to non-controlling interests	(210)	(194)
Cash (used for) financing activities	(765)	(569)
Effect of foreign exchange rate changes on cash and cash equivalents	(28)	6
Increase in cash and cash equivalents	596	165
Cash and cash equivalents, beginning of period	401	236
Cash and cash equivalents, end of period	$997	$401

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Change Excl. FX	Twelve Months Ended December 31,		Change	Change Excl. FX
	2024	2023			2024	2023
Net Sales:
Texture & Healthful Solutions	$581	$578	1%	—%	$2,366	$2,460	(4%)	(3%)
Food & Industrial Ingredients - LATAM	584	642	(9%)	(4%)	2,450	2,633	(7%)	(6%)
Food & Industrial Ingredients - U.S./Canada	511	524	(2%)	(2%)	2,155	2,335	(8%)	(7%)
All Other	124	177	(30%)	(28%)	459	732	(37%)	(36%)
Total Net Sales	$1,800	$1,921	(6%)	(5%)	$7,430	$8,160	(9%)	(8%)

Operating Income (Loss):
Texture & Healthful Solutions	$94	$76	24%	22%	$350	$394	(11%)	(11%)
Food & Industrial Ingredients - LATAM	121	125	(3%)	—%	483	452	7%	7%
Food & Industrial Ingredients - U.S./Canada	82	47	74%	74%	373	298	25%	26%
All Other	(4)	4	nm	nm	(22)	(2)	nm	nm
Corporate	(45)	(49)	8%	8%	(168)	(173)	3%	3%
Non-GAAP Adjusted Operating Income	248	203	22%	23%	1,016	969	5%	5%
Restructuring and resegmentation costs	(6)	—			(18)	(1)
Impairment charges	(83)	(1)			(109)	(10)
Other matters	3	—			(6)	(1)
Total Operating Income	$162	$202	(20%)	(19%)	$883	$957	(8%)	(8%)
II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as restructuring and resegmentation costs, net gain on sale of business, impairment charges, Mexico tax items, and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended December 31, 2024		Three Months Ended December 31, 2023		Twelve Months Ended December 31, 2024		Twelve Months Ended December 31, 2023
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$95	$1.43	$131	$1.97	$647	$9.71	$643	$9.60

Adjustments:

Restructuring and resegmentation costs (i)	4	0.06	1	0.02	13	0.20	1	0.02

Net gain on sale of business (ii)	—	—	—	—	(86)	(1.29)	—	—

Impairment charges (iii)	81	1.20	—	—	109	1.63	7	0.10

Other matters (iv)	(2)	(0.03)	—	—	5	0.07	1	0.01

Tax item - Mexico (v)	6	0.09	—	—	18	0.27	(15)	(0.22)

Other tax matters (vi)	(8)	(0.12)	(1)	(0.02)	4	0.06	(6)	(0.09)

Non-GAAP adjusted net income attributable to Ingredion	$176	$2.63	$131	$1.97	$710	$10.65	$631	$9.42
Net income and EPS may not sum or recalculate due to rounding.
Notes
(i)During the three and twelve months ended December 31, 2024, we recorded pre-tax restructuring charges of $6 million and $18 million, respectively, primarily related to restructuring activities that occurred during the year and the resegmentation of the business that was effective January 1, 2024. During the three and twelve months ended December 31, 2023, we recorded pre-tax restructuring charges of $1 million primarily related to the sale of the business in South Korea.
(ii)During the twelve months ended December 31, 2024, we recorded pre-tax gains of $90 million on the sale of the business in South Korea.
(iii)During the three months ended December 31, 2024, we recorded pre-tax impairment charges of $83 million, which primarily related to our plans to cease operations at our Vanscoy, Canada and Alcantara, Brazil manufacturing facilities. Also in 2024, we recorded pre-tax impairment charges of $18 million to equity method investments and $8 million related to the planned cessation of manufacturing operations in the United Kingdom.
(iv)During the twelve months ended December 31, 2024, we recorded a pre-tax net charge of $7 million for tornado damage incurred at a U.S. warehouse. During the twelve months ended December 31, 2023, we recorded pre-tax charges of $5 million primarily related to the impacts of a U.S.-based work stoppage, which was partially offset by $4 million of insurance recoveries.
(v)Due to the impact the Mexican peso movement in value against the U.S. dollar has on the remeasurement of our Mexico financial statements, we recognized a tax provision of $6 million and $18 million for the three and twelve months ended December 31, 2024, respectively, and a tax benefit of $15 million for the twelve months ended December 31, 2023.
(vi)During the three and twelve months ended December 31, 2024, we recognized prior year tax contingencies and net liabilities, recapture of prior year U.S. tax benefits, and tax impacts of the above non-GAAP adjustments. These were partially offset by a benefit from our ability to realize tax loss carryforwards in Canada and interest on previously recognized tax benefits for certain Brazilian local incentives that were previously taxable.

II. Non-GAAP Information (continued)

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Operating income	$162	$202	$883	$957

Adjustments:

Restructuring and resegmentation costs (i)	6	1	18	1

Impairment charges (iii)	83	—	109	10

Other matters (iv)	(3)	—	6	1

Non-GAAP adjusted operating income	$248	$203	$1,016	$969
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended December 31, 2024			Twelve Months Ended December 31, 2024
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$152	$55	36.2%	$931	$277	29.8%

Adjustments:

Restructuring and resegmentation costs (i)	6	2		18	5

Net gain on sale of business (ii)	—	—		(90)	(4)

Impairment charges (iii)	83	2		109	—

Other matters (iv)	(3)	(1)		6	1

Tax item - Mexico (v)	—	(6)		—	(18)

Other tax matters (vi)	—	8		—	(4)

Adjusted Non-GAAP	$238	$60	25.2%	$974	$257	26.4%

	Three Months Ended December 31, 2023			Twelve months ended December 31, 2023
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$176	$43	24.4%	$839	$188	22.4%

Adjustments:

Restructuring and resegmentation costs (i)	1	—		1	—

Impairment charges (iii)	—	—		10	3

Other matters (iv)	—	—		1	—

Tax item - Mexico (v)	—	—		—	15

Other tax matters (vi)	—	1		—	6

Adjusted Non-GAAP	$177	$44	24.9%	$851	$212	24.9%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(unaudited)

	Expected EPS Range for Full-Year 2025
	Low End of Guidance	High End of Guidance
GAAP EPS	$10.75	$11.55

Adjustments:

Adjusted EPS	$10.75	$11.55
Above is a reconciliation of our expected full-year 2025 diluted EPS to our expected full-year 2025 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and significance, such as acquisition and integration costs, impairment and restructuring costs, and certain other items that we generally exclude from our adjusted EPS guidance. For these reasons, we are more confident in our ability to forecast adjusted EPS than we are in our ability to forecast GAAP EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected U.S. GAAP Effective Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Tax Rate (“Adjusted ETR”)
(unaudited)

	Expected Effective Tax Rate Range for Full-Year 2025
	Low End of Guidance	High End of Guidance
GAAP ETR	26.0%	27.5%

Adjustments:

Adjusted ETR	26.0%	27.5%
Above is a reconciliation of our expected full-year 2025 GAAP ETR to our expected full-year 2025 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts may include, but are not limited to, adjustments to GAAP ETR for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted ETR guidance. For these reasons, we are more confident in our ability to forecast adjusted ETR than we are in our ability to forecast GAAP ETR.